The Alkaline Water Company Prices $5 Million Underwritten Public Offering
of Common Stock

SCOTTSDALE, Ariz., May 5, 2022--(BUSINESS WIRE) --The Alkaline Water Company Inc. (NASDAQ and CSE: WTER) (the "Company"), the country's largest independent alkaline water company and the Clean Beverage® company, today announced the pricing of an underwritten public offering with gross proceeds to the Company expected to be approximately $5 million, before deducting underwriting discounts and commissions and other estimated expenses payable by the Company. The offering equates to 8,333,334 shares at a price to the public of $0.60 per share. The Company intends to use the net proceeds from this offering for general corporate purposes, including, but not limited to, repayment of indebtedness and increasing working capital expenditures.

In addition, the Company granted the underwriters a 45-day option to purchase additional shares of common stock, representing up to 15% of the number of the shares, solely to cover over-allotments, if any, which would increase the total gross proceeds of the offering to approximately $5.75 million, if the over-allotment option is exercised in full.

The offering is expected to close on May 9, 2022, subject to the satisfaction of customary closing conditions.

Aegis Capital Corp. is acting as the sole book-running manager for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-262683) previously filed with the U.S. Securities and Exchange Commission (the "SEC") and declared effective by the SEC on March 25, 2022. A final prospectus supplement and accompanying prospectus (collectively, the "Prospectus") describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the Prospectus may be obtained, when available, by contacting Aegis Capital Corp., Attention: Syndicate Department, 810 7th Avenue, 18th floor, New York, NY 10019, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010. Before investing in this offering, interested parties should read in their entirety the Prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such Prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sales of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About The Alkaline Water Company

The Alkaline Water Company is the Clean Beverage® company making a difference in the water you drink and the world we share.

Founded in 2012, The Alkaline Water Company (NASDAQ and CSE: WTER) is headquartered in Scottsdale, Arizona. Its flagship product, Alkaline88®, is a leading premier alkaline water brand available in bulk and single-serve sizes along with eco-friendly aluminum packaging options. With its innovative, state-of-the-art proprietary electrolysis process, Alkaline88® delivers perfect 8.8 pH alkaline drinking water with trace minerals and electrolytes and boasts our trademarked label "Clean Beverage." In 2021, The Alkaline Water Company was pleased to welcome Shaquille O'Neal to its board of advisors and to serve as the celebrity brand ambassador for Alkaline88®.

To purchase The Alkaline Water Company's products online, visit us at www.alkaline88.com.

To learn more about The Alkaline Water Company, please visit www.thealkalinewaterco.com or connect with us on Facebook, Twitter, Instagram, or LinkedIn.

Forward-Looking Statements

This news release contains "forward-looking statements." Statements in this news release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward-looking statements include, among other things, the following: statements regarding the expected gross proceeds of approximately $5 million, the intended use of proceeds and the expected closing date of the offering.

The material assumptions supporting these forward-looking statements include, among others, that the demand for the Company's products will continue to significantly grow; that the past production capacity of the Company's co-packing facilities can be maintained or increased; that there will be increased production capacity through implementation of new production facilities, new co-packers and new technology; that there will be an increase in number of products available for sale to retailers and consumers; that there will be an expansion in geographical areas by national retailers carrying the Company's products; that there will be an expansion into new national and regional grocery retailers; that there will be an expansion into new e-commerce, home delivery, convenience, and healthy food channels; that there will not be interruptions on production of the Company's products; that there will not be a recall of products due to unintended contamination or other adverse events relating to the Company's products; and that the Company will be able to obtain additional capital to meet the Company's growing demand and satisfy the capital expenditure requirements needed to increase production and support sales activity. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, governmental regulations being implemented regarding the production and sale of alkaline water or any other products, including products containing hemp/CBD; additional competitors selling alkaline water and enhanced water products in bulk containers reducing the Company's sales; the fact that the Company does not own or operate any of its production facilities and that co-packers may not renew current agreements and/or not satisfy increased production quotas; the fact that the Company has a limited number of suppliers of its unique bulk bottles; the potential for supply-chain interruption due to factors beyond the Company's control; the fact that there may be a recall of products due to unintended contamination; the inherent uncertainties associated with operating as an early stage company; changes in customer demand and the fact that consumers may not embrace enhanced water products as expected or at all; the extent to which the Company is successful in gaining new long-term relationships with new retailers and retaining existing relationships with retailers; the Company's ability to raise the additional funding that it will need to continue to pursue its business, planned capital expansion and sales activity; and competition in the industry in which the Company operates and market conditions. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States and Canada. Although the Company believes that any beliefs, plans, expectations, and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations, or intentions will prove to be accurate. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.

The Alkaline Water Company Inc.

Jeff Wright
Director of Investor Relations
866-242-0240
investors@thealkalinewaterco.com